Exhibit 10.24

FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT BETWEEN FENDER MUSICAL INSTRUMENTS CORPORATION AND

MARK VAN VLEET

This First Amendment (“Amendment”) to the Amended and Restated Employment Agreement between Mark Van Vleet and Fender Musical Instruments Corporation, which is dated December 2, 2008 (the “Employment Agreement”), shall be effective as of April 1, 2010. All capitalized terms not defined in this Amendment shall have the same meaning as in the Employment Agreement.

The Employment Agreement is hereby amended as follows:

1.	Section 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“Initial Term/Employment Period. Fender hereby continues to employ Executive, and Executive hereby agrees to his continued employment as Chief Legal Officer, Senior Vice President, Business Affairs, and Corporate Secretary, for an initial term to end on March 31, 2013 (the “Initial Term”), unless the employment is earlier terminated as provided herein. During the Initial Term or, if shorter, that portion of the Initial Term during which Executive remains continuously employed by Fender (the “Employment Period”), Executive shall perform such services, consistent with his titles, as may from time to time be assigned to, or expected from, him by the Board of Directors of Fender, or those officers empowered by the Board to supervise Executive, including the CEO.”

2.	The first three sentences of Section 7(b) of the Employment Agreement are deleted and replaced with the following:

“Severance Pay. Upon termination of the Employment Period (i) by Fender other than for Cause or (ii) by Executive for Good Reason, Executive shall be entitled to receive a lump sum amount in cash equal to one (1) year’s Annual Compensation (as defined below). Upon termination of the Employment Period (i) by Fender (or any successor) other than for Cause or (ii) by Executive for Good Reason, in each case, following a Change in Control, as defined below, Executive shall not be paid the severance amount described in the preceding sentence, but rather shall be entitled to receive a lump sum amount in cash equal to two (2) years’ Annual Compensation (as defined below). In addition, Fender shall pay or reimburse Executive for any and all COBRA payments or other benefit continuation expenses incurred by Executive for (i) one year if Executive is terminated by Fender other than for cause or if Executive leaves for Good Reason, or (ii) two years if Executive is terminated by Fender other than for cause or if Executive leaves for Good Reason, in each case, following a Change of Control. ”

3.	For purposes of determining “Good Reason”, Executive and Fender agree that it shall not be a material diminution of Executive’s authority, duties, or responsibilities or a material diminution in the budget over which Executive retains authority for entertainment marketing and non-license related co-branding responsibility to be assigned to the Marketing Group.

4.	Except as specifically set forth in this Amendment, all other terms and conditions in the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment.

FENDER MUSICAL

INSTRUMENTS CORPORATION

By:	/s/ William Mendello	By:	/s/ Mark Van Vleet
Name:	William Mendello		Mark Van Vleet
Title:	CEO

Dated: 3/22/10		Dated: March 22, 2010